AMENDMENT TO EMPLOYMENT AGREEMENT


This Amendment to Employment Agreement ("Amendment") is entered into effective as of December 31, 2002 between InterDent Service Corporation, a Washington corporation, (the "Company") and Ivar S. Chhina ("Executive").

                                    RECITALS

         The Company and Executive are parties to an Employment Agreement dated October 8, 2001 (the "Agreement") pursuant to which Executive has served as Special Assistant to the CEO of the Company. The parties desire to amend this agreement to reflect certain changes set forth below in this Amendment.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Agreement, the parties agree as follows:

1. Extension of Employment Term of Agreement. Section 2 of the Agreement is hereby amended to extend the Employment Term of the Agreement up through March 31, 2004.

2. Change in position. Section 1 of the Agreement is herby amended to change the reference to Executive's position with the Company from "Special Assistant to the Chief Executive Officer" to "Interim Chief Operating Officer," effective January 1, 2003.

3. Change in base compensation. Section 3 of the Agreement is hereby amended to change Executive's Salary to Two Hundred and Eighty Thousand Dollars ($280,000) per annum, retroactive to December 1, 2002, with increases, if any, as may be approved in writing by the Compensation Committee of the Company's Board of Directors.

4. Retention bonuses. As approved by the Compensation Committee of the Company's Board of Directors, (a) if Executive is employed by the Company on March 31, 2003, or if Executive's employment with the Company is terminated prior to March 31, 2003, and provided such termination was either by the Company without Cause or by the Executive for Good Reason (as defined in the Agreement), then the Company shall pay Executive a cash bonus equal to Seventy Five Thousand Dollars ($75,000), subject to applicable withholding taxes, on such date of termination; and (b) if Executive is employed by the Company on March 31, 2004, or if Executive's employment with the Company is terminated prior to March 31, 2004, and provided such termination was either by the Company without Cause or by the Executive for Good Reason (as defined in the Agreement), then the Company shall pay Executive a second cash bonus equal to Seventy Five Thousand Dollars ($75,000), subject to applicable withholding taxes, on such date of termination.

5. Severance payments. The defined term "Severance Term" in Section 6(e)(i) of the Agreement shall be redefined to mean "the period between the date of termination of Executive's employment with the Company and the end of the twelfth (12th) month following the date of such termination," with this redefined Severance Term to be used to calculate all severance payments due to Executive under the Agreement or this Amendment. In addition, the language in Section 6(e)(iii) of the Agreement regarding the vesting of Executive's options shall be interpreted to apply to all stock options granted to Executive by the Company, as modified by Section 6 of --- this Amendment.

6.       Stock option grants.

a. Replacement Option Grant. To replace options previously surrendered by Executive, the Company's Compensation Committee authorized the Company to grant to Executive the following:

i. A stock option (" Replacement Option") granted on January 10, 2003 to purchase Ninety Thousand (90,000) shares of the Company's common stock. This Replacement Option has an exercise price of $0.19 per share, the closing price of the Company's common stock on January 10, 2003. This Replacement Option shall be 100% vested and fully exercisable at date of grant. All other terms of this Replacement Option are set forth in the applicable stock option plan.

ii. A second stock option ("Replacement Success Option") granted on January 10, 2003 to purchase Sixty Thousand (60,000) shares of the Company's common stock. This Replacement Success Option has an exercise price of $0.19 per share, the closing price of the Company's common stock on January 10, 2003. This Replacement Success Option shall vest on the earlier to occur of (i) October 8, 2008, or (ii) the date, on or before April 8, 2005, on which the trading price of the Company's Common Stock reaches $5.00 or more per share; provided, however, that if Executive's employment with the Company is terminated, and the trading price of the Company's Common Stock does not reach $5.00 or more per share on or before April 8, 2005, the Replacement Success Option shall immediately terminate on the later of (i) April 8, 2005, or (ii) the date of Executive's termination of the employment with the Company. All other terms of these Options are set forth in the applicable stock option plan.

b.   New Option  Grant.  The Company's  Compensation  Committee  authorized  the
     Company  to  grant  to  Executive  on  January  10,  2003,  a stock  option
     ("Option") to purchase Seventy Five Thousand (75,000) shares of the Company's common stock. These Options have an exercise price of $0.19 per share, the closing price of the Company's common stock on January 10, 2003. The Options shall be 100% vested and become fully exercisable on the one-year anniversary of the date of grant of the Options, unless vested earlier per Sections 3(d), 3(e), 6(e) or 7 of the Agreement. All other terms of these Options are set forth in the applicable stock option plan.

7. Equivalent ownership for options. During the Employment Term, should any Restructuring Event (defined below in Section 8. Definitions) occur, all stock options ("Original Options") granted to Executive prior to the date of such a Restructuring Event, shall be converted into new stock options ("New Options") to purchase shares of the Company's common stock, such that: (i) the percentage of the total New Options divided by the Company's total common stock calculated on a Fully Diluted Basis (as defined below in Section 8) immediately following such a Restructuring Event shall be equal to the percentage of the total equity ownership rights of the Original Options divided by the Company's total common stock, calculated on a Fully Diluted Basis, immediately preceding the Restructuring Event; and (ii) the Exercise Price of each option within the New Options multiplied by the total number of shares of the Company's common stock that are purchasable under each of these option rights (the sum of which equals the "Total Exercise Cost"), shall be equivalent to the Total Exercise Cost of each respective option as granted for the Original Options.

8.       Definitions.
         ------------

                  "Restructuring Event" is defined as an event pursuant to which the Company consummates a material restructuring of its current debt and/or equity capital structure that is approved by the Company's Board of Directors, including, but not limited to a merger (or a takeover in which the holders of the Company's common stock immediately prior to such a merger do not continue to own equity securities in the Company after the merger), a sale of capital stock, a sale of the assets of the Company, any debt financing, or the restructuring of any current equity ownership or debt financing, or any similar transaction, or any combination of the foregoing, immediately following such a Restructuring Event.

                  "Fully Diluted Basis," with reference to outstanding equity securities of the Company (or any successor to the Company), is defined as the shares of common stock of such entity that would be outstanding assuming that all outstanding options, warrants and other rights to acquire common stock in such entity have been exercised and all securities convertible into common stock of such entity have been converted, regardless of whether such options, warrants or other rights are then exercisable or whether such securities are then convertible.

9. No Further Changes. Except as expressly provided in this Amendment, the Agreement is not otherwise modified and remains in full force and effect.



         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

                                  INTERDENT SERVICE CORPORATION


                                      /s/ H. WAYNE POSEY
                                   H. Wayne Posey
                                   Chief Executive Officer


                                   EXECUTIVE


                                     /s/ IVAR S. CHINNA
                                   Ivar S. Chhina